SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


                            FORM 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 1997


                        SCHERING-PLOUGH CORPORATION
          (Exact name of registrant as specified in its Charter)


         New Jersey              1-6571           32-1918501
(State or other jurisdiction   (Commission     (IRS Employer
     of incorporation          File Number)   Identification No.)


     One Giralda Farms, Madison, New Jersey        07940-1000
     (Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code (201) 822-7000

                             Not Applicable
   (Former name or former address, if changed since last report)
Item 5.   Other Events.

     On May 19, 1997, Schering-Plough Corporation (the "Company") announced an agreement under which the Company will acquire certain subsidiaries of Mallinckrodt Inc., comprising the worldwide animal health business of Mallinckrodt Inc., for $405 million in cash. The Company expects to fund the transaction through internal cash flow and short-term borrowings. The transaction, which is subject to appropriate regulatory approvals, is expected to be completed in July.

      A press release concerning the transaction is attached hereto as an exhibit.
Exhibits.


Exhibit A - Schering-Plough Corporation Press Release issued May
19, 1997


MADISON, N.J. May 19, 1997 - Schering-Plough Corporation today announced an agreement under which Schering-Plough will acquire Mallinckrodt Veterinary Inc. (MVI), the worldwide animal health business of Mallinckrodt Inc., for $405 million in cash. MVI will be integrated into Schering-Plough Animal Health (SPAH) to form the world's sixth largest animal health business, with annual sales of approximately $650 million.

     The acquisition will transform SPAH from a successful niche player in worldwide markets to a leadership position. The acquisition will enable SPAH to compete more effectively in a consolidating animal health industry by achieving four key objectives: broaden product lines; expand geographic distribution capabilities; add promising new research technologies and products in development; and generate sufficient cash flow and profits to internally fund competitive R&D levels.

     "The addition of Mallinckrodt Veterinary to Schering-Plough Animal Health creates a world-class animal health business, with complementary product lines, research targets and geographic strengths," said Richard Jay Kogan, Schering-Plough president and chief executive officer.

     In a separate press release, Mallinckrodt noted that the transaction fulfills the company's expectation, reported in August 1996, to align its animal health business with a company that possesses core technology more directly related to the development of animal health products.

     Schering-Plough said that the acquisition should not be dilutive to 1997 earnings and is expected to have a positive effect in 1998 and beyond. The company expects to fund the transaction through internal cash flow and short-term borrowings. The transaction, which is subject to appropriate regulatory approvals, is expected to be completed in July.

     "In integrating Mallinckrodt's animal health business, we are committed to building a focused and efficient organization," said Raul E. Kohan, president, Schering-Plough Animal Health. "Our objective will be to continue driving profitable growth through the reliable delivery of quality products and innovative services while achieving cost savings and business synergies. MVI's research capabilities in viral vectors, gene deletion and controlled-release technology hold considerable promise and will be an important element in our new product discovery program.
The extensive resources MVI brings ensures that we will have the capability to realize the full potential of our existing products and those in development in all major markets."

     The combined organization will compete in a $10 billion worldwide animal health market (excluding the nutritional and feed additive segment). MVI will strengthen SPAH's position in the United States and Europe and give it an effective presence in Latin America and the Pacific Rim. MVI's product lines complement SPAH's portfolio, notably in parasiticides, growth promotants and in offering a broader biologicals (vaccines) line for companion animals, livestock and poultry.

     MVI, with 1996 fiscal year worldwide sales of $456 million, has major product lines in parasiticides, growth promotants and biologicals, and one of the industry's most extensive global distribution networks. Approximately 25 percent of sales are in the United States, 35 percent in Western Europe, 20 percent in Latin America and 10 percent in Asia. Leading products include RALGRO, a growth promotant implant; LEVASOLE and TRAMISOL, broad-spectrum anthelmintics (parasiticides); CEPRAVIN, a cephalosporin antimicrobial; SYSTAMEX and AUTOWORM anthelmintics; and ESTRUMATE and PLANATE, prostaglandin reproductive hormones. MVI has about 2,100 employees with major facilities in the United States, United Kingdom, France, Brazil, Germany, Australia and New Zealand.

     SPAH, with 1996 worldwide sales of $196 million, competes primarily in the anti-infectives and biologicals segments. Major species categories are bovine and companion animals. Leading products are NUFLOR, an antibiotic for bovine respiratory disease; BANAMINE, an equine anti-arthritic; OTOMAX, a canine otic ointment; and OPTIMMUNE, a canine ophthalmic ointment.
About half of SPAH sales are in the United States and a third in Western Europe. SPAH has about 550 employees, with major facilities in the United States, Shanghai and France.

     Mallinckrodt serves health care and specialty chemicals markets worldwide. The company is a major producer of diagnostic imaging agents, medical devices, pain relief pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis, Missouri-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 1,000 products in more than 100 countries.

     Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical and health care products worldwide.

     The information in this press release includes certain forward-looking information. Due to market factors and the nature of the product development and regulatory approval processes, the forward-looking statements contained in this press release are subject to risks and uncertainties. For further details and a discussion of these risks and uncertainties, see the company's Securities and Exchange Commission filings, including Exhibit 99.1 of the company's 1996 annual report on Form 10-K.


                             # # #

                            Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               SCHERING-PLOUGH CORPORATION



                               By:  /s/ Thomas H. Kelly
                                    Thomas H. Kelly
                                    Vice President and Controller

Dated:  June 2, 1997